UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING  SEC FILE NUMBER: 0-9532

CUSIP NUMBER: 896355  20  3

( Check One )  _X_ Form 10-K  ___ Form 20-F  ___ Form 11-K  ___  Form 10Q ___ Form N-SAR

For Period Ended December 31, 2001__
(  ) Transition Report on Form 10-K
(  ) Transition Report on Form 20-F
(  ) Transition Report on Form 11-K
(  ) Transition Report on Form 10-Q
(  ) Transition Report on Form N-SAR

For the Transition Period Ending ________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________All______________________________________________________

PART I- REGISTRANT INFORMATION

Trinidad Corporation
________________________________________________________________
Full Name of Registrant

_______________________________________________________________________________
Former Name if Applicable

6363 San Felipe Suite 105
____________________________________________________
Address of  Principal Executive Office ( Street and Number

Houston,Texas_770587
_______________________________________________________________
City, State and Zip Code

PART II-RULES 12b-25(b) AND ( c )

If the subject report could not be filed  without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. ( Check box if appropriate )

(a) The reasons described in reasonable detail in Part III of this form could not without unreasonable effort or expense;

__X__    (b)The subject annual report, semi-annual report, transition report on Form 10K, Form 20F, 11K or Form N-SAR, or portion thereof , will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report  on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

c ) The accountant's statement or other exhibit required by Rule 12b-25( c )
has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why  Forms 10-K, 20F, 11-K, 10Q,
N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

On  December  31, 2001 our Company merged with a private corporation. The financial requirements for the reporting have not been completed as of this date.
PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification.

___William A. Little III_             __281__              __339-2451__
          (Name)                     (Area Code)         (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s) __ Yes  _ No   __10Q and 10K since 1994
_______________________________________________________________________________

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? __ Yes  X_ No

(4)      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

   __Trinidad Corporation ________________________________
( Name of Registrant )

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date __March 21,  2002_______   By _/s/__ William  A. Little III
                                  __/s/__ William A. Little III  President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative ( other than an executive officer ) evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal
Violations ( See 18 U. S. C. 1001).